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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                    CONTACT: Greg Strzynski
December 6, 2005                                           PHONE:   989-725-8354


                       SPORTS RESORTS INTERNATIONAL, INC.
                       RECEIVES PROPOSED IRS EXAM CHANGES

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today announced that it has received proposed changes from the Internal Revenue Service ("IRS") related to an examination of its 2002 federal income tax return. The IRS is proposing to disallow certain deductions, which would result in an additional tax liability of approximately $974,000. The Company disagrees with the results of the examination and intends to pursue an appeal of the findings.

Currently, the Company through its wholly owned subsidiaries, manufactures and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

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